EXHIBIT 23.2

CONSENT OF GIL LAWSON

I, Gil Lawson, P. Eng., Vice President, Geology and Mine Planning, Goldcorp Inc., hereby consent to the use of and reference to my name in connection with (including, as an expert or “qualified person”) this registration statement on Form F-3 and the documents incorporated by reference herein, including as to (i) my review and approval of all the mineral reserves, ore reserves, and mineral resources estimates as at December 31, 2014 contained in the Annual Information Form of Goldcorp Inc. for the year then ended and (ii) all scientific and technical information contained therein.

Date: October 9, 2015

/s/ Gil Lawson
Gil Lawson, P. Eng.
Vice President, Geology and Mine Planning,
Goldcorp Inc.